Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Spire Corporation Reports Record First Quarter 2008 Revenues

•    Revenues Were a Record $14.9 Million, Increasing 113% from $7.0 Million a Year Ago.

•    Revenues for Solar Turnkey Production Lines and Equipment Increased by 210%.

•    Solar Operations Were Profitable.

BEDFORD, MA — May 13, 2008 — Spire Corporation (Nasdaq: SPIR) today reported revenues for the first quarter ended March 31, 2008 of $14.9 million, a 113% increase from $7.0 million for the same quarter of 2007. Net loss for the first quarter of 2008 was $508,000, or $0.06 per share, compared with a net loss of $1.7 million, or $0.21 per share, for the first quarter of 2007.

Roger G. Little, Chairman and CEO of Spire, said, “This is the fifth straight quarter Spire has achieved record revenues and our financials continued to improve. We had a higher gross margin of 25% versus 19% of a year ago and reduced our operating loss 88% to only $204,000 compared to last year’s first quarter loss of $1.8 million. We had positive cash flow from operating activities of $936,000 compared to an operating cash flow loss of $2.5 million for the same period last year.”

“Spire Solar sales grew by 197% compared to a year ago resulting in the second straight quarter of profits for our solar operations. We delivered or installed turnkey production lines in Taiwan, the Dominican Republic and Spain. We received module line orders from Russia, India, Korea and Portugal. We also received a number of other equipment orders for both thin film and crystalline silicon production lines from the United States, the Far East and Europe. We announced a significant contract for a new product of a combined 25 megawatt solar cell and solar module line from the People’s Republic of China.”

“Spire Semiconductor’s revenue increased 60% compared to last year’s first quarter. A shift from development work towards production for some of their products also improved their margins for the second consecutive quarter. They have received a number of contracts to customize gallium arsenide solar cells from concentrator systems developers.”

“While we had improved gross margins overall, there were additional costs for more space and staff for increased manufacturing. We also had higher sales commissions and higher professional fees. However, our overall SG&A decreased to 25% of sales compared to 43% of last year’s first quarter. Below our operating line, we had a non-cash loss of $130,000 from our unconsolidated investment in our joint venture, Gloria Spire Solar, and a foreign exchange loss of $114,000.”

“Spire Biomedical processing services showed good performance, growing with the market. However, we are evaluating strategic alternatives for our catheter product line to further focus our resources on our fast growing solar business.”

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Spire Corporation • One Patriots Park • Bedford, Massachusetts 01730-2396 • USA • TOLL FREE 1-800-510-4815 (within USA)
TEL 781-275-6000 • FAX 781-275-7470 • EMAIL spire@spirecorp.com • WEB www.spirecorp.com

Conference Call Information

Spire Corporation will conduct a conference call for investors to discuss the information contained in this news release today at 5:00 p.m. (ET). On the call, Chairman, CEO, and President, Roger G. Little and Chief Financial Officer and Treasurer, Christian Dufresne will discuss Spire’s first quarter financial results, as well as the Company’s business outlook and growth strategy. During the conference call, the Company may answer questions concerning business and financial developments, trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Investors who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.spirecorp.com. The live call also can be accessed by dialing 877-407-5790 or 201-689-8328. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Spire Corporation

Spire Corporation is a global solar company providing turnkey production lines and capital equipment to manufacture photovoltaic modules worldwide. Spire Semiconductor provides processing technology for Spire’s silicon solar cell manufacturing lines and produces and sells custom gallium arsenide cells for solar concentrator systems. Spire Biomedical utilizes processing technology developed for solar cell manufacturing and is a leader in implantable device processing services and hemodialysis.

For corporate or product information, contact Spire Corporation, “The Turnkey Solar Factory Company,” at 781-275-6000, or visit www.spirecorp.com.

Contacts:
Spire Corporation	Sharon Merrill Associates, Inc.
Roger G. Little	Paul Sagan
Chairman & CEO	Vice President
781-275-6000	617-542-5300 / spir@investorrelations.com

SPIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended March 31,
	2008	2007

Net sales and revenues	$14,918	$6,997

Loss from operations	(204)	(1,755)

Other income (expense), net	(174)	9

Loss on equity investment in joint venture	(130)	—

Loss before income tax benefit	(508)	(1,746)

Income tax benefit	—	—

Net loss	$(508)	$(1,746)

Loss per share - basic and diluted	$(0.06)	$(0.21)

Weighted average number of common and common equivalent shares outstanding - basic and diluted	8,322,919	8,246,691

SUMMARY OF CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets	$35,139	$37,052
Net property and equipment	6,277	6,209
Other assets	4,997	5,219
Total assets	$46,413	$48,480

Liabilities and stockholders’ equity
Current liabilities	$33,084	$34,218
Total long-term liabilities	4,988	5,560
Stockholders’ equity	8,341	8,702
Total liabilities and stockholders’ equity	$46,413	$48,480

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws.  The discussion of forward-looking information requires Spire’s management to make certain estimates and assumptions regarding, among others, anticipated delivery schedules for equipment, Spire’s backlog, bids and strategic direction and their effect on the Spire’s financial results. Spire’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by Spire, due to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, realization on existing backlog, achievement of bids, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in Spire Corporation’s Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Spire encourages readers to review these filings. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

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